UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended December 31, 2019

MOGULREIT II, Inc.

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10713

Maryland	81-5263630
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

10573 W Pico Blvd., PMB #603
Los Angeles, CA	90064
(Full mailing address of	(Zip code)
principal executive offices)

(877) 781-7153

(Issuer’s telephone number, including area code)

Common Stock, par value $0.01 per share

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (the “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in our offering of shares of our common stock pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

●	our ability to attract and retain members to the Realty Mogul Platform, the online investment platform through which prospective investors can invest in real estate programs sponsored by Realty Mogul, Co., including the Company;

●	public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (the “coronavirus” or “COVID-19”);

●	risks associated with breaches of our data security;

●	changes in economic conditions generally and the real estate and securities markets specifically;

●	expected rates of return provided to investors;

●	the ability of Realty Mogul, Co., which in its loan servicing capacity may be referred to as an RM Lender and in its loan originating capacity may be referred to as an RM Originator, to source, originate and service our loans and other assets, and the quality and performance of these assets;

●	our ability to hire and retain competent individuals who will provide services to us and appropriately staff our operations;

●	legislative or regulatory changes impacting our business or our assets (including changes to the laws and regulation governing the taxation of real estate investment trusts (“REITs”) and our ability to offer our shares of common stock to the public pursuant to Regulation A and related exemption from state securities law registration requirements for “covered securities,” as defined in Section 18 of the Securities Act;

●	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by Realty Mogul, Co.;

●	our ability to access sources of liquidity when we have the need to fund repurchases of shares of our common stock in excess of the proceeds from the sales of shares of our common stock in our continuous offering and the consequential risk that we may not have the resources to satisfy share repurchase requests;

●	our failure to qualify and maintain our status as a REIT for U.S. federal income tax purposes;

●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended, (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”) and other laws; and

●	changes to U.S. generally accepted accounting principles (“GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1. Business

The Company

MogulREIT II, Inc. is a Maryland corporation formed on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States. The use of the terms “MogulREIT II,” the “Company,” “we,”, “us,” or “our” in this Annual Report refer to MogulREIT II, Inc., unless the context indicates otherwise. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2017.

We operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The current board members are Jilliene Helman, Flynann Janisse and Louis S. Weeks III. Ms. Janisse and Mr. Weeks are independent directors. We are externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. Our Manager manages our day-to-day operations and also provides asset management, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our capital. We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

On August 23, 2017, our offering of shares of common stock (the “Offering”) was qualified by the Securities and Exchange Commission (“SEC”), and we commenced operations on September 18, 2017. We are offering and will continue to offer up to $50,000,000 in shares of our common stock including any shares of our common stock that may be sold pursuant to our distribution reinvestment plan. As of December 31, 2019, we had issued 2,498,067 shares of our common stock in the Offering for gross offering proceeds of $25,512,110. We expect to continue to offer shares of our common stock in the Offering until we raise the maximum amount being offered, unless the Offering is terminated by our board of directors at an earlier time. See Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Overview” for more information concerning the current status of the Offering.

As of December 31, 2019, our portfolio was comprised of approximately $95,692,000 in real estate investments that, in the opinion of our Manager, meets our investment objectives. We have made, and intend to continue to make, preferred equity and joint venture equity investments in apartment communities that have demonstrated consistently high occupancy and income levels across market cycles as well as multifamily properties that offer value added opportunities with appropriate risk-adjusted returns and opportunity for value appreciation.

Investment Strategy

We have used and intend to continue using substantially all of the proceeds of the Offering to make preferred equity and joint venture equity investments in multifamily properties, located in target markets throughout the United States. We have invested in, and intend to continue to invest in, apartment communities that have demonstrated consistently high occupancy and income levels across market cycles as well as multifamily properties that offer value added opportunities with appropriate risk-adjusted returns and opportunity for value appreciation. We will invest in the following types of assets: equity or preferred equity interests in companies whose primary business is to own and operate one or more specified multifamily projects.

We believe that the long-term market for investment in multifamily communities is compelling from a risk-return perspective. Millennials and Baby Boomers, the two largest demographic groups comprising roughly half of the total population in the United States, are increasingly choosing to live in a variety of rental housing. The Company plans to provide rental housing for these multi-generational groups as they age through their housing needs. With home ownership near its lowest rate since 1967 combined with the demographic and economic factors that favor renting, we believe that a multifamily investment policy targeted to provide rental housing options is appropriately timed for this market. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to invest in assets with attractive risk-adjusted returns.

Our Manager, through its affiliates, intends to structure, underwrite and originate many of the properties in which we will invest as this provides for the best opportunity to control our borrower and partner relationships and optimize the terms of our investments. Our affiliates’ underwriting process, which our management team has successfully developed over their extensive real estate careers in a variety of market conditions and implemented at Realty Mogul, Co., will involve comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We believe the current and future market environment provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our stockholders.

Investment Objectives

Our primary investment objectives are to realize capital appreciation in the value of our investments over the long term and to pay attractive and stable cash distributions to stockholders.

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Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular dated October 17, 2019, and qualified by the SEC on October 28, 2019, as supplemented (the “Offering Circular”), which may be accessed on the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system and may be updated from time to time by our future filings under Regulation A. There were no material changes to the risk factors previously disclosed in the Offering Circular, except at noted below.

The ongoing COVID-19 pandemic and measures intended to prevent its spread could have a material adverse effect on our business, results of operations, cash flows and financial condition.

The impact of the COVID-19 pandemic and measures to prevent its spread could negatively impact our businesses in a number of ways, including our residents’ ability or willingness to pay rents and the demand for multifamily communities within the markets we operate. In some cases, we may restructure residents’ rent obligations, and may not do so on terms as favorable to us as those currently in place. In the event of resident nonpayment, default or bankruptcy, we may incur costs in protecting our investment and re-leasing our property. Additionally, local and national authorities may expand or extend certain measures imposing restrictions on our ability to enforce tenants’ contractual rental obligations.

The COVID-19 pandemic has also caused, and is likely to continue to cause, severe economic, market and other disruptions worldwide. We cannot assure you conditions will not continue to deteriorate as a result of the pandemic. In addition, the deterioration of global economic conditions as a result of the pandemic may ultimately decrease occupancy levels and pricing across our portfolio as residents reduce or defer their spending.

The extent of the COVID-19 pandemic’s effect on our operational and financial performance will depend on future developments including the duration, spread and intensity of the outbreak, all of which are uncertain and difficult to predict. Due to the speed with which the situation is developing, we are not able at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material.

In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of shares of our common stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

MogulREIT II, Inc. is a Maryland corporation formed on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States. We are externally managed by our Manager, which is an affiliate of our Sponsor. Both our Manager and our Sponsor are wholly-owned subsidiaries of Realty Mogul, Co. Although our Manager manages our day-to-day operations, we operate under the direction of our board of directors, majority of whom are independent directors. Our affiliate, RM Technologies, LLC operates an online investment platform, www.realtymogul.com. With the exception of offering our shares through select RIA partners, our shares are being offered in the Offering exclusively through this platform. We commenced operations on September 18, 2017.

Pursuant to the Offering, we are offering and will continue to offer up to $50,000,000 in shares of our common stock, including any shares that may be sold pursuant to our distribution reinvestment plan. As of March 31, 2020, we had raised total offering proceeds of approximately $27,525,000 from settled subscriptions and issued an aggregate of 2,741,006 shares of our common stock. We have used, and intend to continue using, substantially all of the net proceeds from the Offering (after paying or reimbursing organization and offering expenses) to invest in and manage a diverse portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States.

Our Investments

The following describes our investment activity during the year ended December 31, 2019:

Acquisition of Villas del Mar–Fort Worth, TX

On February 28, 2018, we acquired a $1,000,000 joint-venture limited partnership equity investment related to the acquisition of an apartment complex in Fort Worth, Texas. On October 9, 2019, $66,558 of additional equity was funded as a result of a capital call. After such funding, the total current investment is $1,066,558.

Acquisition of Avon Place Apartments – Avon, CT

On November 1, 2018, we acquired a $3,500,000 joint-venture limited partnership equity investment for the acquisition and renovation of Avon Place Apartments located in Avon, Connecticut. The equity investment was funded in two tranches of an initial investment of $2,634,000, which was funded at acquisition, and an additional investment of $866,000, which was to be funded at a later date. On December 26, 2018, $162,590 of the additional investment amount was funded. On January 16, 2019, we completed the sale of $500,000 of the initial investment to an affiliated entity, and we used such proceeds to pay down a portion of the loan from RMCC. On April 16, 2019, $203,410 of the additional investment amount was funded. On November 26, 2019, $500,000 of the additional investment amount was funded. After such funding, the total current investment is $3,000,000.

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Acquisition of Terrace Hill – El Paso, TX

On May 31, 2019, we acquired a $3,385,320 joint venture limited partnership equity investment for the acquisition and renovation of a Class B multifamily apartment complex in El Paso, Texas. The sponsor of this transaction was our Manager. In connection with the equity investment, the special purposed entity that issued equity to us paid an affiliate of our Manager one or more of the fees set forth below. A portion of these fees was paid to personnel affiliated with our Manager for their roles in arranging the investment opportunity. The following fees were paid by the particular special purpose entity and not by us: (i) a 2.42% buyer’s broker fee paid to Realty Mogul Commercial Capital, Co., a licensed real estate sales broker affiliated and under common control with our Manager; (ii) an annualized .50% of Effective Gross Income (as defined pursuant to the terms of the transaction) asset management fee paid monthly to RM Adviser, LLC for asset management services related to the property; and (iii) upon the sale of the property, a 1.0% seller’s broker fee will be paid to RMCC. In addition, Jilliene Helman, CEO of our Manager, provided a partial personal guarantee of the loan that was secured by the property in return for which she received a loan guarantee fee of 50 basis points of the principal amount of the loan and received indemnification by us for providing such personal guarantee.

Distributions

Our board of directors has declared and paid, and we expect that our board of directors will continue to declare and pay, distributions quarterly in arrears. Stockholders who are record holders with respect to declared distributions will be entitled to such distributions until such time as the stockholders have had their shares repurchased by us. Although our goal is to fund the payment of distributions solely from cash flow from operations, we may pay distributions from other sources, including the net proceeds of the Offering, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources.

Our board of directors has declared quarterly distributions for stockholders of record as of the close of business on the last day of each quarter. Distributions made in 2019 are shown in the table below. See the section entitled “Recent Developments” below for a discussion of the distributions we have made subsequent to December 31, 2019:

Distribution Period for Daily Record Dates	Date of Authorization	Payment Date (1)	Cash Distribution Amount per Share of Common Stock	Annualized Yield
1/1/2019 – 3/31/2019	12/20/2018	4/15/2019	$0.0012328767	4.5	%(2)
4/1/2019 – 6/30/2019	3/30/2019	7/15/2019	$0.0012328767	4.5	%(2)
7/1/2019 – 9/30/2019	6/25/2019	10/15/2019	$0.0012328767	4.5	%(2)
10/1/2019 – 12/31/2019	9/26/2019	1/15/2020	$0.0012328767	4.5	%(3)

(1) Dates presented are the dates on which the distributions were scheduled to be distributed; actual distribution dates may vary.

(2) Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.00 per share purchase price.

(3) Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.28 per share purchase price.

During the years ended December 31, 2019 and December 31, 2018, we paid distributions of approximately $713,000 and $302,000, respectively, including approximately $490,000 and $206,000, respectively, through the issuance of shares pursuant to the distribution reinvestment plan.

See the section entitled “Recent Developments” below for a discussion on distributions declared subsequent to December 31, 2019.

Share Repurchase Program

We have adopted a share repurchase program in order to provide our stockholders with some liquidity that may enable them to sell their shares of common stock to us in limited circumstances. Our board of directors may, in its sole discretion, amend, suspend, or terminate the share repurchase program at any time and for any reason, including. (i) to protect our operations and our remaining stockholders, (ii) to prevent an undue burden on our liquidity, (iii) to preserve our status as a REIT, and (iv) following any material decrease in our NAV.

During the year ended December 31, 2019, we received repurchase requests for approximately 38,000 shares of common stock, and we repurchased 38,000 of such shares, or 100%. A valid repurchase request is one that complies with the applicable requirements and guidelines of our current share repurchase program.

Sources of Operating Revenue and Cash Flow

Our revenue is mainly generated from rental income and tenant reimbursements from our investments.

Profitability and Performance Metrics

We calculate funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to evaluate the profitability and performance of our business. See “─ Non-GAAP Financial Measures” below for a description of these metrics. Our investing and management activities related to multifamily real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments we have made to date have been in domestic mutilfamily real estate assets with similar economic characteristics, and we evaluate the performance of all of our investments using similar criteria.

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Market Outlook and Recent Trends

MACRO OVERVIEW

As of December 31, 2019, we believed the US economy was in the late stages of a recovery. July 2019 marked the milestone for the longest economic expansion in U.S. history, and the economy continued this positive trend throughout the second half of the year. Compared to previous periods of expansion in the post-war era, job growth and GDP growth have been slower, and we believe that this slow, steady growth helped prolong the expansion. We view the markets with concern, however, as we are aware that there are multiple global and domestic risks that have disrupted and may continue to disrupt growth, including the ongoing trade negotiations with China, potential recession in Germany, and increasing political tension, especially as we enter the election year, and the recent global outbreak of the coronavirus pandemic. As a result of the global outbreak of the coronavirus, economic uncertainties have arisen that continue to have an adverse impact on economic and market conditions. The global impact of the coronavirus outbreak has been rapidly evolving, and the outbreak presents material uncertainty and risk with respect to the Company’s future performance and future financial results. We are unable to quantify the impact the coronavirus outbreak may have on its future financial results at this time, and we are closely monitoring the impact of the coronavirus pandemic on our business, tenants, operating partners, managers and our portfolio of investments, and on the United States and global economies. Although we believe that we are well positioned to withstand potential economic shocks or slowdown in the economy, we will continue to monitor and reevaluate our investments so that we are prepared to take advantage of any market changes.

While we are encouraged by the stability of residential real estate markets, the country has entered a period of a high degree of uncertainty and volatility as a result of the impact of COVID-19. Although that is likely to mean a period of economic stress, broadly speaking, we believe that MogulREIT II is well positioned to withstand potential economic shocks or slowdown in the economy. The majority of the MogulREIT II portfolio is in workforce housing, a product type that historically has shown resiliency due to its affordability in times of economic distress, and we will continue to reevaluate our investments so that we are prepared to take advantage of any market changes. Our belief is that our portfolio is likely to be more stable than most other assets.

EMPLOYMENT AND WAGE GROWTH

In September 2019, U.S. Bureau of Labor Statistics (“BLS”) reported an unemployment rate of 3.5%. In December 2019, the BLS again reported an unemployment rate of 3.5%, which, according to the Department of Commerce, is the lowest level in 50 years. During 2019, the average unemployment rate was 3.7%. This has changed dramatically, however as a result of COVID-19, and may have an adverse effect on employment trends potentially impacting multifamily occupancy levels.

IMPACT OF MONETARY POLICY

In 2019, the Federal Reserve (“Fed”) took a softer stance on interest rates. The Fed raised rates eight times between 2016 and 2018, by 0.25 percentage points each time, leading to a Federal Funds Rate of 2.4% as of June 30, 2019. Beginning in July 2019, however, the Fed, citing “weak global growth, trade policy uncertainty, and muted inflation”, issued three rate cuts of 0.25 percentage points each, bringing the Federal Funds Rate down to 1.55% as of December 2019. During its most recent meeting, the Fed indicated that, due to the strong labor market and moderate economic growth, the benchmark rate will remain at this level. While GDP growth, low unemployment and wage growth are positive indicators, the Fed’s reduction in interest rates in 2019 indicates a tempered economic outlook. As a result, we are confident, yet also prepared for possible difficulties ahead. While interest rates have risen since their low point in 2015 when they were effectively zero, interest rates remain at relatively low rates compared to the last 40 years. As it relates to MogulREIT II, because we use leverage to acquire properties and fund renovations, we believe these historically low interest rates remain a driver for continuing to invest in multifamily real estate and building a portfolio for the long term.

MULTIFAMILY FUNDAMENTALS

We continue to believe in the macroeconomic fundamentals that highlight the benefits of multifamily investing, however we are cautious of the impact of COVID-19. Since reaching its peak in 2005, the U.S. homeownership rate dropped to a historic low in Q2 2016 when it reached 62.9%. The rate has since ticked up to 65.1% as of December 2019, which is near the long-term trendline. As reported by CBRE Research, multifamily vacancy rates have declined since 2015 even as homeownership rates have increased. Furthermore, as one might expect, annual rent growth has continued to increase as vacancy has decreased. We believe this trend is due to constrained supply both in single family homes and multifamily rentals. As mentioned in previous quarterly reports, a joint study by the National Multifamily Housing Council and National Apartment Association projected that there will need to be 328,000 new apartment homes delivered each year in order to meet demand. According to CBRE, Q4 net absorption was slightly negative (-2,900 units), which they partially attribute to slower leasing during the winter months. This negative absorption, however, comes on the heels of the second and third highest absorption totals in 21 years for Q2 and Q3 2019. Moreover, for the second straight year, net absorption exceeded total completions. Even with continued construction activity over the past decade, the apartment sector has continued to perform well, with vacancy rates decreasing steadily from 7.0% in 2009 to 4.5% in 2018 and down to 4.1% in Q4 2019. As is typical in Q4, vacancy rates ticked up from 3.6% in Q3 2019; however, the 4.1% vacancy rate marks the lowest Q4 level since 2000. The impact of COVID-19 is currently unknown, but we do expect that vacancy rates will increase and rent growth will subdue.

Investment Strategy

Since the inception of MogulREIT II, we have focused on two key objectives: realize capital appreciation in the value of our investments over the long term and pay attractive and stable cash distributions to shareholders. With interest rates decreasing throughout 2019, we saw additional value for acquiring assets as a borrower and believe that the United States is increasingly becoming a renters’ market, due in part to the millennial generation’s high student and consumer debt and later family planning than in previous generations. Cap rates for multifamily product were near historical lows in certain markets, which was both affirmative to the investment strategy as it reflected a tightening market as well as concerning from a purchase price standpoint as asset values may be elevated.

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Subsequent to December 31, 2019, the economic outlook for the U.S. economy has changed meaningfully as a result of Covid-19. This is an unprecedented health event of the modern era. From an economic perspective, the coronavirus has been a catalyst for a pullback in the equity markets, and it is likely that an impact will also be felt in hard assets like commercial real estate.

As we look forward to the coming months, we are being vigilant by taking steps to protect our downside as well as search for new opportunities that may be exposed due to the market correction. Across MogulREIT II’s multifamily portfolio, our efforts are focused on resident safety and balance sheet management. At our properties, we have communicated proactively with tenants and encouraged them to follow the guidelines of the Center for Disease Control and state government policy. We also have made a conservative shift in our business plans by concentrating on shoring up cash positions at our properties to ensure that we have enough liquidity to weather any potential rent disruption. As all investments in MogulREIT II had varying levels of value-add business plans, we have temporarily paused all unit renovations and major capital improvements as we focus on maintaining cash. The majority of the MogulREIT II portfolio is in workforce housing, a product type that historically has shown resiliency due to its affordability in times of economic distress, and we will continue to reevaluate our investments so that we are prepared to take advantage of any market changes.

At the portfolio level, we currently have an ample cash position on MogulREIT II’s balance sheet, and we will be maintaining higher cash reserves in order to weather any potential effects of a lagging rental market. We believe these steps are especially prudent to deal with the unknown economic impact from the coronavirus outbreak. Lastly, while individual properties have debt, we have strategically left the REIT itself unencumbered by any debt, so we will have the freedom to deploy our cash on hand to new opportunities that inevitably arise as a result of this dislocation.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, the experience of our Manager’s affiliates, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Accounting for Acquisition of Real Estate

Prior to January 1, 2018, the Company recorded acquired real estate investments that are consolidated as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments have been expensed as incurred. The purchase consideration included cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assessed the fair value of assumed debt based on estimated cash flow projections that utilized appropriate discount rates and available market information. Such inputs were categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt was amortized using the effective interest method basis over the terms of the respective debt obligation.

The Company allocated the fair value of the purchase consideration to the fair value of land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimated the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

Effective January 1, 2018, the Company adopted the provisions of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

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A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and has sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2019 and 2018, the Company held investments in three entities, which were evaluated under the VOE model and were not consolidated because the Company does not have substantive kick out rights or a controlling financial interest. These investments are carried on the equity method because of the Company’s significant influence.

As of December 31, 2019 and 2018, the Company held investments in four and three entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

Commercial Real Estate Debt Investments

Credit Quality Monitoring

The Company’s preferred equity investments that earn interest based on debt-like terms are typically secured by interests in entities that have interests in real estate. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual guaranteed preferred equity payments in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company considers an investment for which it expects to receive full payment of contractual principal and interest payments as “performing.” As of December 31, 2019, all debt investments have been repaid in full and no allowance for loan loss has been recorded. In the event that an outstanding debt investment is deemed other than performing, the Company will evaluate the instrument for any required impairment.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

Accounting Standards Codification (“ASC”) 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

Revenue Recognition

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases and are one year or less.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor. For the years ended December 31, 2019 and December 31, 2018, the Company recorded reimbursements of expenses of approximately $779,000 and $499,000, respectively, which are reported as tenant reimbursements in the accompanying consolidated statements of operations.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

Impairment and Allowance for Doubtful Accounts

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

8

For the years ended December 31, 2019 and December 31, 2018, the Company determined that there was no impairment of long-lived assets.

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2019 and December 31, 2018, there was $54,634 and $52,350 in the allowance for doubtful accounts, respectively.

Results of Operations

Revenue

The years ended December 31, 2019 and December 31, 2018 resulted in a net loss attributable to MogulREIT II of approximately $2,652,000 and $1,587,000, respectively. This increase was primarily due to rental and tenant reimbursements income, which was partially offset by an equity in loss, less general and administrative expenses, depreciation and amortization, and real estate taxes, utilities and maintenance expenses and other operating expenses over the operating period.

Rental Income, net

For the years ended December 31, 2019 and December 31, 2018, we earned net rental income of approximately $8,653,000 and $5,012,000, respectively. This increase for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily due to investments made in 2018 and 2019.

Tenant Reimbursements

For the years ended December 31, 2019 and December 31, 2018, we earned tenant reimbursements of approximately $779,000 and $499,000, respectively. This increase for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily due to investments made in 2018 and 2019.

Expenses

Depreciation and Amortization

For the years ended December 31, 2019 and December 31, 2018, we incurred depreciation and amortization expenses of approximately $3,101,000 and $2,100,000, respectively. This increase for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily due to investments made in 2018 and 2019.

General and Administrative Expenses

For the years ended December 31, 2019 and December 31, 2018, we incurred general and administrative expenses of approximately $2,432,000 and $1,256,000, respectively, which includes professional fees, organizational costs and other costs associated with running our business. This increase for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily due to operations expanding as a result of investments made in 2018 and 2019.

Real Estate Tax, Utilities and Maintenance Expenses

For the years ended December 31, 2019 and December 31, 2018, we incurred real estate expenses of approximately $4,041,000 and $1,666,000, respectively. This increase for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily due to investments made in 2018 and 2019.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from the Offering, cash flow from operations and borrowings under credit facilities.

We are dependent upon the net proceeds from the Offering to conduct our proposed operations. We currently obtain the capital required to purchase real estate-related investments and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of December 31, 2019, we had cash and equivalents of approximately $8.3 million. As of December 31, 2018, we had approximately $1.6 million in cash. We anticipate that proceeds from the Offering, cash flow from operations and available cash will provide sufficient liquidity to meet future funding commitments one year from the date the financial statements are available to be issued.

We expect to selectively employ leverage to enhance total returns to our stockholders. Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is up to 75% of the fair market value or expected fair market value (for a value-add acquisition) of our assets; provided, however, we may exceed this limit for certain temporary bridge financings. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets. As of December 31, 2019 and December 31, 2018, we had outstanding borrowings of $70,365,000 and $53,708,000 net of deferred financing costs and discounts, respectively.

9

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments will include payments for reimbursement of certain organization and offering expenses. We expect aggregate organization and offering expenses to be approximately $900,000 or, if we raise the maximum offering amount, approximately 3% of gross offering proceeds. If the Offering is not successfully completed, we will not be obligated to pay the remaining offering and organizational costs owed to our Manager. Real estate sponsors may make payments to our Sponsor or its affiliates in connection with the selection or purchase of investments. We will pay the Manager a monthly asset management fee of one-twelfth of 1.25%, which is based on total equity value, which equals (a) our then-current NAV per share, as determined by our board of directors, multiplied by (b) the number of shares of our common stock then outstanding. During our acquisition stage, we also expect to make payments to our Manager in connection with the purchase of investments of up to 3% of the contract purchase price of each asset and for costs incurred by our Manager in providing services to us. When assets are disposed of, we expect to make payments to our Manager of up to 2% of the contract sales prices of each property sold.

Cash Flow

The following presents our cash flows for the years ended December 31, 2019 and December 31, 2018 (in thousands):

For the years ended December 31, 2019 and December 31, 2018, net cash provided by (used in) operating activities was approximately $554,000 and $895,000, respectively, and related to net operating income excluding equity in losses of investees and net operating loss, respectively, on real estate investments.

For the years ended December 31, 2019 and December 31, 2018, net cash used in investing activities was approximately $20,748,000 and $31,146,000, respectively, and related to the acquisition of new real estate, investments in existing assets, investment in equity method investees and investment in a debt securities instrument.

For the years ended December 31, 2019 and December 31, 2018, net cash provided by financing activities was approximately $27,134,000 and $31,120,000, respectively, and related to new proceeds from the issuance of shares of our common stock pursuant to the Offering, proceeds from the issuance of debt net of repayments of debt, and capital contributions from noncontrolling interests, net of syndication costs.

Off-Balance Sheet Arrangements

Funding Commitment

As of December 31, 2019, we had no off-balance sheet arrangements. As of December 31, 2018, we had a future funding commitment of $703,410 related to the Avon Place equity investment.

Related Party Arrangements

For further details, please see “Note 8 ─ Related Party Arrangements” in Item 7 “Financial Statements” below.

Recent Developments

Offering Proceeds

As of April March 31, 2020, we had raised total gross offering proceeds of approximately $27,525,000 from settled subscriptions and issued an aggregate of 2,741,006 shares of our common stock.

Distributions

On December 27, 2019, our board of directors authorized a daily cash distribution of $0.0012811475 per share of the Company’s common stock to stockholders of record as of the close of business on each day of the period commencing on (i) January 1, 2020 and ending January 31, 2020, (ii) February 1, 2020 and ending February 29, 2020 and (iii) March 1, 2020 and ending March 31, 2020. The distribution was scheduled to be paid on or about April 15, 2020. The aggregate amount of cash distributed and distributions reinvested related to the distribution period was $ $111,820 and $ $192,963, respectively. We began processing distributions on April 16, 2020.

Estimated NAV Per Share as of December 31, 2019 and March 31, 2020

On January 28, 2020, our board of directors approved an estimated NAV per share of our common stock of $10.42 as of December 31, 2019. This NAV per share will be effective until updated by us on April 30, 2020. The NAV per share calculation as of December 31, 2019 reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares outstanding as of December 31, 2019. On April 27, 2020, our board of directors approved an NAV per share of our common stock of $9.77 as of March 31, 2020. The NAV per share calculation as of March 31, 2020 reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares outstanding as of March 31, 2020. This NAV per share will be effective until updated by us on or about June 30, 2020, or within a commercially reasonable time thereafter, unless updated by us prior to that time.

10

As with any methodology used to estimate value, the methodology employed calculating our NAV per share is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a shareholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share shareholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

Non-GAAP Financial Measures

Our Manager believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and of our company in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

●	the amortization or accrual of various deferred costs; and
●	an adjustment to reverse the effects of unrealized gains/(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of our company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Our unaudited FFO and AFFO calculations for the years ended December 31, 2019 and December 31, 2018 are as follows:

	For the Year	For the Year
	ended	ended
	December 31,	December 31,
	2019	2018
	(in thousands)	(in thousands)
GAAP net loss attributable to MogulREIT II, Inc.	$(2,652)	$(1,587)
Add: depreciation and amortization of properties	2,519	1,328
Adjustments for noncontrolling interests	(1,309)	(573)
Adjustments for equity method investments	333	302
Funds from operations (“FFO”) applicable to common stock	(1,109)	(530)
Add: amortization of lease intangibles	582	749
Add: amortization of deferred financing costs and discount	362	177
Add: real estate acquisition costs	—	—
Adjustments for noncontrolling interests	(498)	(326)
Adjustments for equity method investments	—	253
Adjusted funds from operations (“AFFO”) applicable to common stock	$(663)	$323

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Item 3. Directors and Officers

Although our Manager manages our day-to-day operations, we operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We currently have three directors, two of whom are independent directors.

In accordance with our charter, a majority of our independent directors generally must approve corporate actions or policies that directly relate to the following:

●	any transfer or sale of our Sponsor’s initial investment in the Company; provided, however, our Sponsor may not sell its initial investment while it remains our Sponsor, but our Sponsor may transfer the shares to an affiliate;
●	duties of our directors, including ratification of our charter, the written policies on investments and borrowing, the monitoring of administrative procedures, investment operations and our performance and the performance of our Manager;
●	the management agreement;
●	liability and indemnification of our directors, Manager and affiliates;
●	fees, compensation and expenses, including organization and offering expenses, acquisition fees and acquisition expenses, disposition fees, total operating expenses, real estate commissions on the resale of property, incentive fees, and Manager compensation;
●	any change or modification of our statement of investment objectives;
●	real property appraisals;
●	our borrowing policies;
●	annual and special meetings of stockholders;
●	election of our directors; and
●	our distribution reinvestment plan.

Committees of the Board of Directors

The entire board of directors will be responsible for supervising our entire business and considering all major business decisions. However, our bylaws provide that the board of directors may establish such committees as the board of directors believes appropriate and in our best interests. The board of directors will appoint the members of the committee in the board of directors’ discretion. Committees typically report to the entire board of directors.

Audit Committee

The board of directors established an audit committee, consisting of Flynann Janisse and Louis S. Weeks III, our independent directors. Louis S. Weeks III serves as chairman of the audit committee. The audit committee, by approval of at least a majority of its members, selects the independent registered public accounting firm to audit our annual financial statements, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, and considers the range of audit and non-audit fees and its impact on auditor independence.

As of the date of this Annual Report, our executive officers and directors are as follows:

Name	Age*	Position
Jilliene Helman	33	Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and Director
Flynann Janisse	51	Independent Director
Louis S. Weeks III	67	Independent Director

*As of April 25, 2020

Jilliene Helman has served as our Chief Executive Officer, Chief Financial Officer, President, Treasurer and Secretary since January 2017. Ms. Helman has served as Chief Executive Officer of our Manager since March 2016 and as Chief Financial Officer since October 31, 2018. Since May 2012, Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co., where she is responsible for Realty Mogul, Co.’s strategic direction and operations. In this capacity, she has approved over $500 million of investments with property values worth over $1 billion. From July 2008 to September 2012, Ms. Helman served in a variety of capacities at Union Bank, including as a Management Training Associate; an Assistant Vice President, Sales Development Manager; and Vice President, Corporate Risk Management. Ms. Helman held these positions across the wealth management, finance and risk management departments of Union Bank. Ms. Helman is a Certified Wealth Strategist and holds Series 7, Series 63 and Series 24 licenses. Ms. Helman has a Bachelor of Science in Business Administration degree from Georgetown University.

Flynann Janisse has served as one of our independent directors since July 2017. Ms. Janisse has served as the Executive Director of Rainbow Housing Assistance Corporation (Rainbow), President and Executive Director of Equality Community Housing Corporation, and President and Chairman of the board of directors of Placet Development Corporation. Ms. Janisse supports the national operations of an award-winning Resident Services Division of Rainbow and the asset management for an extensive affordable housing portfolio. Prior to joining Rainbow, Ms. Janisse served as Director of Property Management at Community Services of Arizona, a fully-integrated management company specializing in the management of multifamily, service-enriched affordable housing. Ms. Janisse has extensive experience in managing market rate (REIT), Section 42 Tax Credit, Project Section 8, and HUD and RD-financed housing communities. As an advisory board of directors member for Novogradac’s Journal of Tax Credits, Ms. Janisse provides industry knowledge through publications reaching over 45,000 readers and serves as a judge for their industry Development of Distinction Awards at the Tax Credit Developers Conference recognizing excellence and ingenuity in the development of tax credit projects across the country using the LIHTC program. With 27 years of experience in asset management with an emphasis on the development and implementation of social service programs for service-enriched affordable housing, she has assembled a team of professionals to serve the mission of Rainbow with integrity and passion.

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Louis S. Weeks III has served as one of our independent directors since July 2017. Mr. Weeks is the Founder and Principal at Seabury Coxe Advisors, LLC, consultants in financing and investing in commercial real estate. The firm is located in Baltimore, MD and is active nationally with projects and clients in New York, Philadelphia, Hartford and Los Angeles. For more than 35 years, Mr. Weeks has been involved in commercial real estate investments and finance. He spent 26 years at Columbia National Real Estate Finance, a 75-year old Mortgage Banking firm in Baltimore, MD founded by James W. Rouse. His various roles include 10 years as the firm’s Managing Partner and CEO. He was responsible for the Company’s overall operations, production, servicing, and finance. Over the years, Mr. Weeks has arranged debt and equity for clients totaling over $3.0 billion. Mr. Weeks’ early career was spent in the banking industry in New York City with Manufacturers Hanover Trust and BankersTrust Co. He has been an active member of the local chapters of NAIOP, ULI, ICSC, MBA and Baltimore Downtown Partnership and served on numerous local community boards of directors. Mr. Weeks graduated from Skidmore College as a Periclean Scholar with a degree in Philosophy and attended Pratt Institute as a candidate for a Masters of Architecture degree.

Compensation of Directors

We pay to each of our independent directors a retainer of 1,000 shares of our common stock per year, plus an additional retainer of 500 shares of our common stock to the chairman of the audit committee. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of the board of directors. Independent directors are not reimbursed by us, our Sponsor, our Manager or any of their affiliates for spouses’ expenses to attend events (if any) to which spouses are invited. If a non-independent director is also an employee of the Company or our Manager or its affiliates, we will not pay compensation for services rendered as a director.

Our Manager

Our Manager manages our day-to-day affairs, and implements our investment strategy. Our Manager and its officers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Executive Officers of our Manager

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age*	Position
Jilliene Helman	33	Chief Executive Officer and Chief Financial Officer
Eric Levy	33	Vice President, Portfolio Manager
Ayla Nazli	38	Chief Compliance Officer and Secretary
Michael Schoellhammer	41	Managing Director

*As of December 31, 2019

Biographical information for Ms. Helman is provided above.

Eric Levy has served as Portfolio Manager since January 2019. Mr. Levy has served as an Assistant Vice President, Asset Management of Realty Mogul, Co. since October 2017. Mr. Levy is responsible for portfolio and asset management for debt and equity assets held by MogulREIT I, LLC and MogulREIT II, Inc. From April 2013 to September 2017, Mr. Levy served as Strategic Projects Manager at World Class Capital Group, a national real estate investment firm focused on acquiring, developing and managing real estate with over $1.2 billion in assets under management. In that role, he led the asset management of over 2.3 million square feet of retail and office properties, oversaw capital improvement plans for over 4.5 million square feet of self-storage facilities, managed portfolio-wide investor reporting and investor relationships, and helped to develop the operational infrastructure of the Company. From August 2010 to March 2013, Mr. Levy served as Senior Paralegal – M&A, Real Estate, Credit at Willkie, Farr & Gallagher. Mr. Levy has more than eight years of experience in commercial real estate. Mr. Levy has a Bachelor of Arts degree from the University of Wisconsin-Madison.

Ayla Nazli has served as Secretary and Chief Compliance Officer, and as Secretary, Chief Compliance Officer, and Vice President, Legal of Realty Mogul, Co., since January 2020. Ms. Nazli is responsible for managing all legal and regulatory matters for Realty Mogul, Co. and its wholly-owned subsidiaries, including our Manager. From February 2019 to December 2019, Ms. Nazli served as Senior Counsel at Libertas Law Group, a law firm that specializes in advising public and private companies on corporate and securities law matters. From September 2014 to May 2018, Ms. Nazli served as Senior Counsel at Transamerica, an insurance and financial services company, where she managed legal issues relating to its investment products and securities offerings. While at Transamerica, Ms. Nazli also served as corporate secretary for multiple Transamerica entities and committees, and provided legal and compliance advice to its affiliated investment adviser and broker-dealer entities. Earlier in her career, Ms. Nazli practiced as a corporate and securities associate at K&L Gates LLP, an international law firm, where she mainly advised public companies on matters relating to corporate governance, mergers and acquisitions, and corporation finance, including initial public offerings. Ms. Nazli earned her Juris Doctor from the University of Pennsylvania Law School, and her Bachelor of Arts in Economics from Emory University.

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Michael Schoellhammer has served as Manager Director since October 2019 and as Managing Director of Realty Mogul, Co. since August 2016. Mr. Schoellhammer is responsible for originating, negotiating, and closing nationwide real estate joint venture, preferred equity, and mezzanine investments in multifamily, office, retail, and industrial properties funded from the Realty Mogul investor platform and from MogulREIT II, Inc. and MogulREIT I, LLC. In his role as Managing Director, Mr. Schoellhammer also oversees commercial real estate team production, deal structuring, and training, and ensures adherence to credit guidelines. From May 2014 to August 2016, Mr. Schoellhammer served as Director of Acquisitions & Lending at Standard Management Company, a private company that primarily engages in the acquisition and property management of multifamily assets. In that role, he was responsible for acquisitions from identification through closing including underwriting, valuations, making offers, due diligence, supervision of acquisition team, negotiating terms, securing financing, and legal documentation. He also sourced real estate loans, underwrote collateral and borrowers, and managed process from initial contact through close as well as developed and maintained relationships with brokers, investors, family offices, and funds to source acquisitions and loans.

Compensation of the Executive Officers of our Manager

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. As described above, certain of the executive officers of Realty Mogul, Co. also serve as executive officers of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from Realty Mogul, Co. As executive officers of our Manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. We will indirectly bear some of the costs of the compensation paid to these individuals through fees we pay to our Manager, and we pay our portfolio manager a retainer of 1,000 shares per year.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of shares of our common stock as of April 25, 2020, for each person or group that holds more than 5% of shares of our common stock, for each executive officer and director and for the executive officers and directors of our Manager as a group. To our knowledge, each person that beneficially owns shares of our common stock has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 10573 W Pico Blvd., PMB #603, Los Angeles, CA 90064.

	Number of	Percent of All
	Shares	Shares as of
Name of Beneficial Owner(1)	Beneficially Owned	December 31, 2019
RM Sponsor, LLC (2)(3)	10,000	*	%
Jilliene Helman	—	—
Flynann Janisse	1,000	*
Louis S. Weeks III	1,500	*
Eric Levy	1,004	*
All executive officers and directors as a group (4 persons)	13,504	*	%

*	Represents less than 1.0% of our outstanding common stock
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	After the completion of this offering, RM Sponsor, LLC will own less than 0.02% of our common stock, assuming we sell the maximum offering amount, including shares sold pursuant to our distribution reinvestment plan.
(3)	All voting and investment decisions with respect to shares of our common stock that are held by RM Sponsor, LLC are controlled by its manager, Jilliene Helman. Ms. Helman disclaims beneficial ownership of such shares.

Item 5. Interest of Management and Others in Certain Transactions

For information responsive to this Item, please see “Note 8 ─ Related Party Arrangements” in Item 7 “Financial Statements” below.

Item 6. Other Information

None.

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Item 7. Financial Statements

MogulREIT II, Inc.

F-1

Independent Auditor’s Report

To the Board of Directors

MogulREIT II, Inc.

We have audited the accompanying consolidated financial statements of MogulREIT II, Inc., which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MogulREIT II, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Bethesda, Maryland

April 29, 2020

F-2

MogulREIT II, Inc.

Consolidated Balance Sheets

As of December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

	As of December 31,	As of December 31,
	2019	2018
ASSETS
Real estate investments, at cost
Land	$26,922	$22,538
Buildings and improvements	68,770	51,309
Total real estate investments, at cost	95,692	73,847
Less accumulated depreciation	(4,081)	(1,562)
Real estate investments, net	91,611	72,285
Investment in real estate, equity method	1,545	2,076
Investment in debt instrument, at amortized cost	-	1,440
Cash and cash equivalents	8,327	1,597
Escrow and deposits	927	717
Rent receivable, net	252	89
Intangible lease assets, net	-	132
Stock subscription receivable	134	64
Deferred offering costs, net	157	422
Prepaid expenses	169	73
Other receivable	-	20
Total Assets	$103,122	$78,915

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $680 and $405 of deferred financing costs and $76 and $208 discount	$70,365	$53,708
Accounts payable and accrued expenses	1,598	623
Settling subscription payable	176	-
Deferred offering costs payable	6	806
Loans payable- related party	-	2,209
Dividends payable	279	137
Other liabilities	444	352
Management fee payable	35	21
Total Liabilities	72,903	57,856

Equity:
Common stock, $0.01 par value; 9,000,000 shares authorized; 2,460,817 and 1,279,148 shares issued and outstanding, net of offering costs and syndication costs as of December 31, 2019 and 2018, respectively	25	13
Additional paid-in capital	22,299	11,667
Accumulated deficit	(4,913)	(2,261)
Total MogulREIT II, Inc. equity	17,411	9,419
Noncontrolling interests in consolidated joint ventures	12,808	11,640
Total Equity	30,219	21,059

Total Liabilities and Equity	$103,122	$78,915

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MogulREIT II, Inc.

Consolidated Statements of Operations

For the years ended December 31, 2019 and 2018

(Amounts in thousands)

	For the Year	For the Year
	ended	ended
	December 31,	December 31,
	2019	2018
Revenues
Rental income, net	$8,653	$5,012
Tenant reimbursements	779	499
Tenant fee revenue	168	158
Interest income	117	111
Equity in losses of investees	(424)	(619)
Total revenues	9,293	5,161

Operating expenses
Depreciation and amortization	3,101	2,100
General and administrative expenses	2,432	1,256
Real estate taxes, utilities and maintenance	4,041	1,666
Management fees	549	338
Other operating expenses	129	122
Total operating expenses	10,252	5,482
Operating loss	(959)	(321)
Other income and expenses
Interest expense	3,087	1,812
Other (income) expenses	130	68
Consolidated net loss	(4,176)	(2,201)
Net loss attributable to noncontrolling interests	(1,524)	(614)
Net loss attributable to MogulREIT II, Inc.	$(2,652)	$(1,587)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MogulREIT II, Inc.

Consolidated Statements of Equity

For the year ended December 31, 2019 and 2018

(Amounts in thousands, except share data)

	Common Stock		Additional Paid-in	Accumulated	Total Company’s	Noncontrolling interest in consolidated	Total
	Shares	Amount	Capital	Deficit	Equity	joint ventures	Equity
Balance as of December 31, 2017	371,106	$4	$3,650	$(674)	$2,980	$7,624	$10,604
Proceeds from issuance of common stock, net of syndication costs	905,542	9	8,758	-	8,767	-	8,767
Stock award	2,500	-	25	-	25	-	25
Amortization of deferred offering costs	-	-	(360)	-	(360)	-	(360)
Dividends declared on common stock	-	-	(406)	-	(406)	-	(406)
Contributions from noncontrolling interests, net of syndication costs	-	-	-	-	-	4,879	4,879
Distributions to noncontrolling interests	-	-	-	-	-	(249)	(249)
Net loss	-	-	-	(1,587)	(1,587)	(614)	(2,201)
Balance as of December 31, 2018	1,279,148	13	11,667	(2,261)	9,419	11,640	21,059
Proceeds from issuance of common stock, net of syndication costs	1,218,653	12	12,210	-	12,222	-	12,222
Stock award	1,000	-	10	-	10	-	10
Amortization of deferred offering costs	-	-	(356)	-	(356)	-	(356)
Dividends declared on common stock	-	-	(854)	-	(854)	-	(854)
Repurchase of common stock	(37,984)		(378)	-	(378)	-	(378)
Contributions from noncontrolling interests, net of syndication costs	-	-	-	-	-	3,394	3,394
Distributions to noncontrolling interests	-	-	-	-	-	(702)	(702)
Net loss	-	-	-	(2,652)	(2,652)	(1,524)	(4,176)
Balance as of December 31, 2019	2,460,817	$25	$22,299	$(4,913)	$17,411	$12,808	$30,219

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MogulREIT II, Inc.

Consolidated Statements of Cash Flows

For the year ended December 31, 2019 and 2018

(Amounts in thousands)

	For the Year	For the Year
	ended	ended
	December 31,	December 31,
	2019	2018
OPERATING ACTIVITIES:
Consolidated net loss	$(4,176)	$(2,201)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Depreciation	2,519	1,328
Equity in loss of investees	424	619
Amortization of intangibles relating to leases	582	749
Amortization of deferred financing costs and discount	362	177
Net change in rent receivable	(163)	(73)
Net change in other receivable	20	(20)
Net change in prepaid expenses	(96)	(10)
Net change in accounts payable and accrued expenses	976	119
Net change in management fees payable	14	9
Net change in other liabilities	92	198
Net cash provided by operating activities	554	895
INVESTING ACTIVITIES:
Purchase of real estate	(20,927)	(24,450)
Improvements to real estate	(1,368)	(2,561)
Investment in equity method investees, net of distribution	107	(2,695)
Repayment of debt investment	1,440	(1,440)
Net cash used in investing activities	(20,748)	(31,146)
FINANCING ACTIVITIES:
Proceeds from the issuance of common stock, net of syndication costs	11,671	8,447
Repurchase of common stock	(202)	-
Proceeds from the issuance of debt	19,649	27,191
Deferred offering costs paid	(890)	-
Repayment of debt	(5,058)	(8,760)
Payment of finance costs	(506)	(358)
Payment of cash dividends	(222)	(30)
Capital contributions from noncontrolling interests, net of syndication costs	3,394	4,879
Distributions to noncontrolling interests	(702)	(249)
Net cash provided by financing activities	27,134	31,120

Net increase in cash, restricted cash and cash equivalents	6,940	869
Cash and restricted cash and equivalents, beginning of year	2,314	1,445
Cash and restricted cash and equivalents, end of year	$9,254	$2,314

Cash paid for interest	$2,644	$1,557
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITY:
Change in deferred offering costs payable	$-	$464
Dividends declared but not paid	$142	$104
Distributions reinvested	$490	$272
Stock subscription receivable	$80	$64

The accompanying notes are an integral part of these consolidated financial statements.

F-6

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 1 - Formation and Organization

MogulREIT II, Inc. (the “Company”) was formed as a Maryland corporation on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States. The use of the terms “MogulREIT II”, the “Company”, “we”, “us”, or “our” in this annual report refer to MogulREIT II, Inc., unless the context indicates otherwise.

The Company is externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. (“RM”). Our Manager is an investment adviser registered with the Securities and Exchange Commission (“SEC”). Although our Manager manages our day-to-day operations, we operate under the direction of our board of directors, a majority of whom are independent directors.

The Company’s investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. We hold substantially all of our assets directly, and as of the date of these financial statements, have not established an operating partnership or any taxable REIT subsidiary or qualified REIT subsidiary.

Pursuant to the Form 1-A filed with the SEC with respect to our offering (the “Offering”) of up to $50,000,000 in shares of common stock, the purchase price for all shares was $10.28 per share as of December 31, 2019. The Offering was qualified by the SEC on August 23, 2017, and we commenced operations as of September 18, 2017. As of December 31, 2019 and 2018, the Company has issued 2,460,817 and 1,279,198 shares, respectively, including 10,000 shares issued to our Sponsor, for an aggregate purchase price of $100,000. The Company has the authority to issue 9,000,000 shares of common stock. As of December 31, 2019, there had been 38,000 shares, repurchased by the Company.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated balance sheets, statements of operations, statements of equity, statements of cash flows and related notes to the consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company has adopted a calendar year basis of reporting.

GAAP requires any subsidiaries, investments, or affiliates under the Company’s control to be consolidated. The consolidated financial statements of the Company include its controlled joint ventures, Travertine North Park Investors, LLC, and Vinegar Hill Asset, LLC, which were acquired during 2017, Avon 46, LLC, which was acquired during 2018 and RM Terrace Hill, LLC, which was acquired during 2019.

All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Geographic concentration

As of December 31, 2019, the Company’s investments in real estate operate in New York, Texas, and Connecticut. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing.

F-7

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Organizational, Offering and Related Costs

Organizational and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organizational and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to additional paid-in capital. The deferred offering costs will be charged against the gross proceeds of the Offering when received or written off in the event that the Offering is not successfully completed.

As of December 31, 2019 and 2018, the Manager has incurred offering costs of approximately $896,000 and $806,000, respectively, on behalf of the Company, including the full amount of legal fees of $302,000. As of December 31, 2019 and 2018, approximately $739,000 and $384,000 of offering costs, respectively, had been amortized and were included in the consolidated statement of equity.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and has sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2019 and 2018, the Company held investments in three entities, which were evaluated under the VOE model and were not consolidated because the Company does not have substantive kick out rights or a controlling financial interest. These investments are carried on the equity method because of the Company’s significant influence.

As of December 31, 2019 and 2018, the Company held investments in four and three entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

Income Taxes

The Company intends to operate and be taxed as a REIT for federal income tax purposes beginning the year ended December 31, 2017. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2019 or 2018.

F-8

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

For the years ended December 31, 2019 and 2018, approximately $854,000 and $406,000, respectively, in distributions have been made to stockholders, which were classified for tax purposes as ordinary income. The Company expects its distributions to be characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed current or accumulated taxable earnings and profits constitute a return of capital for tax purposes and reduce the stockholders’ basis in the shares of common stock. To the extent that distributions exceed both current and accumulated earnings and profits and the stockholders’ basis in shares of common stock, they will generally be treated as a gain or loss upon the sale or exchange of our stockholders’ shares of common stock. When we begin to make distributions to our stockholders, we will report the taxability of such distributions in information returns that will be provided to our stockholders and filed with the Internal Revenue Service in the year following such distributions. This information will be provided annually beginning in the first year that distributions occur.

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Stockholder Funds Receivable

Stockholder funds receivable consists of shares that have been issued with subscriptions that have not yet settled. As of December 31, 2019 and 2018, there was approximately $134,000 and $64,000, respectively, in subscriptions that had not settled. All of these funds settled subsequent to year-end. Stockholder funds receivable are carried at cost which approximates fair value.

Revenue Recognition

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases and are one year or less.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor. For the years ended December 31, 2019 and 2018, the Company recorded reimbursements of expenses of approximately $779,000 and $499,000, respectively, which are reported as tenant reimbursements in the accompanying consolidated statements of operations.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

As a result of the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), the Company has updated its policies as it relates to revenue recognition. Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. The adoption of ASC 606 did not materially change our revenue recognition patterns.

Purchase Accounting for Acquisitions of Real Estate

Prior to January 1, 2018, the Company recorded acquired real estate investments that are consolidated as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments have been expensed as incurred. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assesses the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The Company allocates the fair value of the purchase consideration to the fair value of land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimates the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

Effective January 1, 2018, the Company adopted the provisions of Accounting Standards Update 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

F-9

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Investments in Equity Method Investees

If it is determined that we do not have a controlling interest in a joint venture through our financial interest in a variable interest entity (“VIE”) or through our voting interest in a voting interest entity (“VOE”) and we have the ability to provide significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliate as they occur, with losses limited to the extent of our investment in, advances to, and commitments to the investee. The Company evaluates its investment in equity method investees for impairment annually or whenever events or changes in circumstances indicate that there may be an other-than-temporary decline in value. To do so, the Company would calculate the estimated fair value of the investment using various valuation techniques, including, but not limited to, discounted cash flow models, the Company’s intent and ability to retain its investment in the entity, the financial condition and long-term prospects of the entity, and the expected term of the investment. If the Company determined any decline in value is other-than-temporary, the Company would recognize an impairment charge to reduce the carrying value of its investment to fair value. For the years ended December 31, 2019 and 2018, we recorded a loss of $424,000 and $619,000, respectively, related to equity method investees.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

As of December 31, 2019 and 2018, the Company determined that there was no impairment of long-lived assets.

Restricted Cash and Escrows

In November 2016, the FASB issued Accounting Standards Updated 2016-18 (“ASU 2016-18”) Statement of Cash Flows: Restricted Cash, which clarifies the presentation requirements of restricted cash within the statement of cash flows. The standard requires that changes in restricted cash and restricted cash equivalents during the period be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. The adoption of this standard results in amounts previously recorded in cash provided by (used in) operating activities on the statement of cash flows to be included in the beginning and ending balances of Cash and Restricted Cash and Equivalents on the statements of cash flows. The adoption of this standard results in amounts detailed below that are reported as restricted cash and escrows and deposits on the balance sheet to be included in Cash and Restricted Cash and Equivalents on the statements of cash flows.

The following are the amounts reported on the balance sheets that are included in Cash and Restricted Cash and Equivalents on the statements of cash flows:

	December 31,2019	December 31, 2018

Cash and cash equivalents	$8,327,000	$1,597,000

Restricted cash, escrow and deposit	927,000	717,000

Total cash and restricted cash and equivalents	$9,254,000	$2,314,000

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2019 and 2018, there was $54,634 and $53,000, respectively, in the allowance for doubtful accounts. The Company records bad debt expense as a reduction of rental income and/or tenant reimbursements.

Depreciation

Depreciation of assets is computed on the straight-line method over the estimated useful life of the asset. Depreciation of buildings is computed on the straight-line method over an estimated useful life ranging from 30 to 40 years. Site improvements and certain building improvements are depreciated on the straight-line method over an estimated useful life of 10 years and depreciation of furniture, fixtures and equipment is computed on the straight-line method over an estimated useful life of 5 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense amounted to approximately $2,519,000 and $1,328,000 for the years ended December 31, 2019 and 2018, respectively.

F-10

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Advertising costs

The Company’s policy is to expense advertising costs when incurred. Such costs incurred during the years ended December 31, 2019 and 2018 were $129,000 and $69,000, respectively.

Deferred Financing Costs

Mortgage costs are deferred and amortized using the straight-line method which management does not believe is materially different than the effective interest rate method, over the terms of the respective debt obligations. At December 31, 2019, deferred financing costs amounted to $679,726, net of accumulated amortization of $289,506. At December 31, 2018, deferred financing costs amounted to $405,196, net of accumulated amortization of $58,377. The Company presents unamortized deferred financing costs as a direct deduction from the carrying amount of the related debt liability.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

ASC 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

Financial Instruments - FASB ASC Subtopic 825-10, Financial Instruments, requires disclosure of fair value information about financial instruments. The Company’s financial instruments include cash, accounts payable, other current assets and liabilities, long-term debt and derivative instruments. The fair value of the Company’s cash, accounts payable, other current assets and liabilities approximates their carrying value due to their relatively short maturities. The fair value of the Company’s senior and subordinated debt instruments approximates their carrying value as the interest is tied to or approximates market rates or is short term in nature.

F-11

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 3 – Consolidated Investments in Real Estate

The following table presents the Company’s consolidated acquisitions of real estate as of December 31, 2019, 2018 and 2017:

			Contract		Real Estate
Description of	Date	Ownership	Purchase	Terms of	Acquisition
Property	Acquired	Percentage	Price	Payment	Costs (b)
			(in thousands)		(in thousands)
Terrace Hill			$18,700	Cash, assumed	$535
Apartments	May 31, 2019			liabilities of $209,063
Dallas, TX		53.44%

Totals for 2019			$18,700		$535

			Contract		Real Estate
Description of	Date	Ownership	Purchase	Terms of	Acquisition
Property	Acquired	Percentage	Price	Payment	Costs (b)
			(in thousands)		(in thousands)
Avon Place
Apartments	October 22,2018	35.29%	$24,000	Cash, assumed	$450
Avon, CT				liabilities of $282,595

Totals for 2018			$24,000		$450

			Contract		Real Estate
Description of	Date	Ownership	Purchase	Terms of	Acquisition
Property	Acquired	Percentage	Price	Payment	Costs (b)
			(in thousands)		(in thousands)
Serendipity
Apartments	August 31, 2017	63.49%	$19,500	Cash, assumed	$584
Dallas, TX				liabilities of $257,115
Multi-family housing portfolio	November 30, 2017	34.06%	27,829	Cash, assumed	246
Brooklyn, NY				liabilities of $105,187 and
				$20,279,000 mortgage (a)
Totals for 2017			$47,329		$830

(a)	The mortgage listed was assumed by the Company at acquisition.
(b)	Included as an expense in the accompanying consolidated statement of operations for 2017 acquisitions and capitalized for 2019 and 2018 acquisitions.

F-12

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

As of December 31, 2019 and 2018, the amortization period for the intangible lease assets ranges from three to ten months.

At December 31, 2019 and 2018, respectively, accumulated amortization of intangible lease assets was $1,559,424 and $977,215. For the years ended December 31, 2019 and December 31, 2018, the Company recognized amortization expense of $582,209 and $749,064, respectively. The unamortized balance of intangible lease assets at December 31, 2019 and December 31, 2018, respectively, was $0 and $132,420.

Minimum Future Rents

The rental properties owned at December 31, 2019 and 2018 are principally leased under 12-month operating leases with certain tenant renewal rights.

Note 4 – Investments in Equity Method Investees

The table below presents the activity of the Company’s investments in equity method investees as of December 31, 2019 and December 31, 2018 (amounts in thousands):

Investments in Equity Method Investees:	For the Year Ended December 31, 2019 (in thousands)	For the Year Ended December 31, 2018 (in thousands)
Beginning balance	$2,076	$-
New investments in equity method investees	93	2,854
Distributions received	(200)	(159)
Equity in losses of equity method investees	(424)	(619)
Ending balance	$1,545	$2,076

As of December 31, 2019, the Company’s investments in companies that are accounted for under the equity method of accounting consist of the following:

1)	Acquired in 2018, a 30% non-controlling joint venture limited partnership interest in Plano CRP Portfolio, LLC, for the acquisition and renovation of two garden-style apartment communities in Plano, Texas.

2)	Acquired in 2018, a 26% non-controlling joint venture limited partnership interest in Tuscany CRP 29, LLC, for the acquisition of a Class B apartment complex in San Antonio, Texas.

3)	Acquired in 2018, a 27% non-controlling joint venture limited partnership interest in Villas del Mar Partners 29, LLC, for the acquisition of an apartment complex in Fort Worth, Texas.

The results of operations and financial position of the Company’s equity method investments are summarized below for December 31, 2019 and December 31, 2018 (amounts in thousands):

	Plano CRP	Tuscany CRP 29,	Villas Del Mar
	Portfolio, LLC	LLC	Partners 29, LLC
Condensed balance sheet information	For the Year Ended December 31, 2019	For the Year Ended December 31, 2019	For the Year Ended December 31, 2019
Real estate assets, net	$9,298	$12,448	$13,038
Other assets	841	718	1,148
Total assets	$10,139	$13,166	$14,186

Mortgage notes payable	$8,640	$12,155	$12,658
Other liabilities	228	605	791
Equity	1,271	406	737
Total liabilities and equity	$10,139	$13,166	$14,186
Company’s equity investment	$655	$424	$466

F-13

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

	Plano CRP	Tuscany CRP 29,	Villas Del Mar
	Portfolio, LLC	LLC	Partners 29, LLC
Condensed balance sheet information	For the Year Ended December 31, 2018	For the Year Ended December 31, 2018	For the Year Ended December 31, 2018
Real estate assets, net	$10,732	$14,215	$14,233
Other assets	1,002	1,167	1,376
Total assets	$11,734	$15,382	$15,599

Mortgage notes payable	$8,640	$12,155	$12,658
Other liabilities	244	524	445
Equity	2,849	2,703	2,496
Total liabilities and equity	$11,733	$15,382	$15,599
Company’s equity investment	$814	$645	$617

	Plano CRP	Tuscany CRP 29,	Villas Del Mar
	Portfolio, LLC	LLC	Partners 29, LLC
Condensed income statement	For the Year Ended	For the Year Ended	For the Year Ended
information	December 31, 2019	December 31, 2019	December 31, 2019
Total revenue	$2,018	$2,119	$3,245
Total expenses	2,081	2,801	4,107
Net income (loss)	$(63)	$(682)	$(862)
Company’s equity in net income of investee	$(19)	$(176)	$(229)

	Plano CRP	Tuscany CRP 29,	Villas Del Mar
	Portfolio, LLC	LLC	Partners 29, LLC
Condensed income statement	For the Year Ended	For the Year Ended	For the Year Ended
information	December 31, 2018	December 31, 2018	December 31, 2018
Total revenue	$1,567	$1,500	$1,812
Total expenses	1,826	2,482	2,895
Net income (loss)	$(259)	$(982)	$(1,083)
Company’s equity in net income of investee	$(78)	$(253)	$(288)

F-14

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 5 – Commercial Real Estate Debt Investments

We had invested in one debt related investment as of December 31, 2018 and as of December 31, 2019, the debt investment was fully repaid. The following table describes our debt related investment activity for the years ended December 31, 2019 and 2018:

Investments	Amount
in Debt:	(in thousands)
Balance at beginning of period	$1,440
Principal repayment	(1,440)
Balance as of December 31, 2019	$—

Investments	Amount
in Debt:	(in thousands)
Balance at beginning of period	$—
Investments	1,440
Principal repayments	—
Amortization of deferred fees, costs and discounts/premiums	—
Balance as of December 31, 2018	$1,440

Note 6 – Borrowings

Mortgages Payable

The following table details the Mortgages payable, net, balances per the consolidated balance sheet:

December 31, 2019 (in thousands)
Mortgages payable, gross	$71,121
Unamortized discount	(76)
Unamortized deferred financing costs	(680)
Mortgages payable, net	$70,365

December 31, 2018 (in thousands)
Mortgages payable, gross	$54,321
Unamortized discount	(208)
Unamortized deferred financing costs	(405)
Mortgages payable, net	$53,708

Scheduled principal repayments during the next five years and thereafter are as follows:

Year Ending December 31,	December 31, 2019 (in thousands)
2020	$17,903
2021	763
2022	16,809
2023	17,882
2024	524
Thereafter	17,240
Total	$71,121

The details of the Mortgages payable are as follows:

Travertine North Park Investors, LLC

The mortgage loan payable by Travertine North Park Investors, LLC was originated on August 31, 2017 by LegacyTexas Bank in the amount of $18,800,000 with an initial funding of $15,300,000 and future funding of $3,500,000. The outstanding balance as of December 31, 2019 and 2018 was $17,393,029 and $16,162,644, respectively. The mortgage loan has a maturity date of August 31, 2020, with one two-year extension. The mortgage loan has a fixed interest rate of 4.75% for the initial period and a fixed interest rate of 5.00% for the extension period, if such extension is exercised. The mortgage loan is interest-only until August 31, 2019, after which it amortizes on a 30-year amortization schedule. The mortgage is secured by real property and an assignment of leases and rents. For further details, please see “Note 12 ─ Subsequent Events”.

F-15

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Vinegar Hill Asset, LLC

The mortgage loan payable by Vinegar Hill Asset, LLC was originated on August 10, 2015 by New York Community Bank in the amount of $20,700,000. The outstanding balance as of December 31, 2019 and 2018 was $19,709,075 and $20,157,743, respectively. The mortgage loan has a maturity date of September 1, 2025. The mortgage loan has an interest rate of 3.00% through August 31, 2020, after which the interest rate changes to the sum of (i) the highest prime rate as published in The New York Times and (ii) 275 basis points. The mortgage loan was interest-only through September 30, 2017, after which it began amortizing on a 30-year amortization schedule. The mortgage is secured by real property and an assignment of leases and rents.

Avon 46, LLC

The mortgage payable by Avon 46, LLC was originated on November 1, 2018 by Santander Bank in the amount of $18,000,000. The outstanding balance at both December 31, 2019 and 2018 was $18,000,000. The mortgage loan has a maturity date of November 1, 2023 and a fixed interest rate of 4.47%. The mortgage loan is interest-only through November 1, 2020, after which it amortizes on a 30-year amortization schedule. The mortgage is secured by real property and an assignment of leases and rents.

RM Terrace Hill, LLC

The mortgage loan payable by RM Terrace Hill, LLC was originated on November 1, 2019 by Argentic Real Estate Investment in the amount of $18,144,000, with an initial funding of $14,049,000 and future funding of $4,095,000. The outstanding balance as of December 31, 2019 was $16,018,614. The mortgage loan has a maturity date of June 6, 2022 and a floating interest rate of LIBOR plus 3.15% with a LIBOR floor of 2.35%. The mortgage loan is interest-only through the maturity date, after which it amortizes on a 30-year amortization schedule during any extension period. The mortgage is secured by real property and an assignment of leases and rents.

Related Party Loans

On January 8, 2018, the Company entered into an unsecured promissory note for $1,000,000 with Realty Mogul Commercial Capital, Co. (“RMCC”), an affiliate of the Manager. The Company used the loan proceeds to purchase a 30% non-controlling joint venture limited partnership interest in Plano CRP Portfolio, LLC. During 2018, the Company used proceeds from the issuance of common stock to repay the entire loan to RMCC and therefore the loan was fully repaid as of December 31, 2018. The promissory note accrued interest at an annual rate of LIBOR plus 2%.

On January 30, 2018, the Company entered into an unsecured promissory note for $1,000,000 with RMCC. The Company used the loan proceeds to purchase a 26% non-controlling joint venture limited partnership interest in Tuscany CRP 29, LLC. During 2018, the Company used proceeds from the issuance of common stock to repay the entire loan to RMCC and therefore the loan was fully repaid as of December 31, 2018. The promissory note accrued interest at an annual rate of LIBOR plus 2%.

On February 27, 2018, the Company entered into an unsecured promissory note for $1,000,000 with RMCC. The Company used the loan proceeds to purchase a 27% non-controlling joint venture limited partnership interest in Villas del Mar Partners 29, LLC. During 2018, the Company used proceeds from the issuance of common stock to repay the entire loan to RMCC and therefore the loan was fully repaid as of December 31, 2018. The promissory note accrued interest at an annual rate of LIBOR plus 2%.

On June 29, 2018, the Company entered into an unsecured promissory note for $1,440,000 with RMCC. The Company used the loan proceeds to purchase a $1,440,000 preferred equity investment in 5009 Ashland LLC. During 2018, the Company used proceeds from the issuance of common stock to repay the entire loan to RMCC and therefore the loan was fully repaid as of December 31, 2018. The promissory note accrued interest at an annual rate of LIBOR plus 2%.

On October 30, 2018, the Company entered into an unsecured promissory note for $2,634,000 with RMCC. The Company used the loan proceeds to purchase a 35% equity interest in Avon 46, LLC. During 2018, the Company used proceeds from the issuance of common stock to repay $590,000 to RMCC. The loan was fully repaid as of December 31, 2019. The promissory note accrued interest at an annual rate of LIBOR plus 2%.

On December 26, 2018, the Company entered into an unsecured promissory note for $165,040 with RMCC. The Company used the loan proceeds for the refinancing and improvements of Avon Place as part of MogulREIT II’s future funding obligation related to its investment in Avon 46, LLC. The loan was fully repaid as of December 31, 2019. The promissory note accrued interest at an annual rate of LIBOR plus 2%.

On May 29, 2019, the Company entered into an unsecured promissory note for $2.4 million with RMCC. The Company used the loan proceeds to purchase a controlling equity investment in Terrace Hill. The loan was fully repaid as of December 31, 2019. The promissory note accrued interest at an annual rate of LIBOR plus 2%.

As of December 31, 2019, there is no outstanding related party loan.

F-16

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 7 – Business Combinations and Asset Acquisitions

RM Terrace Hill, LLC

On May 31, 2019, the Company acquired a 53.44% equity interest in RM Terrace Hill, LLC (“Terrace Hill”). Terrace Hill is a joint venture formed to acquire, renovate, own and operate Terrace Hill Apartments, a 310-unit, Class B, garden-style apartment community in El Paso, TX.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. Terrace Hill is considered a VOE, and the Company is deemed to have control rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The following table summarizes the consideration paid for Terrace Hill and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

May 31, 2019 (in thousands)
Consideration
Cash (including transaction costs of $951 debt proceeds of $14,049 and cash from noncontrolling interests of $2,950)	$19,469
Fair value of total consideration transferred	$19,469

Recognized amounts of identifiable assets acquired and liabilities assumed Land	$4,384
Buildings, site improvements, and furniture and equipment	14,402
Cash and cash equivalents	—
Intangible lease asset	450
Escrow, deposits and other assets	36
Other current liabilities	(218)
Total identifiable net assets	19,054
Deferred financing costs	415
$19,469

Avon 46, LLC

On October 22, 2018, the Company acquired a 35.29% equity interest in Avon 46, LLC (“Avon”). Avon is a joint venture formed to acquire, renovate, own and operate Avon Place Apartments, a 164-unit, Class B, garden-style apartment community in Avon, CT.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. Avon is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Avon and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

October 22, 2018 (in thousands)
Consideration
Cash (including transaction costs of $450 debt proceeds of $18,000 and cash from noncontrolling interest of $5,000)	$24,730
Fair value of total consideration transferred	$24,730
Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$6,946
Buildings, site improvements, and furniture and equipment	17,107
Cash and cash equivalents	—
Intangible lease asset	397
Escrow, deposits and other assets	89
Other current liabilities	(168)
Total identifiable net assets	24,371
Deferred financing costs	359
$24,730

F-17

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 8 – Related Party Arrangements

RM Adviser, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition and management of the Company’s real estate investments. For certain investments, the Manager is entitled to receive promoted interest in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid an agreed upon (6.0% or higher) cumulative, non-compounded preferred return.

For the year ended December 31, 2019, $7,071 was paid to our Manager for asset management services related to Terrace Hill. For the year ended December 31, 2019, $90,720 was paid to Jilliene Helman, CEO of our Manager, for a partial personal guarantee of the loan that was secured by Terrace Hill and she received indemnification by us for providing such personal guarantee.

The Manager will be reimbursed for organizational and offering expenses incurred in conjunction with the Offering. The Company will reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company. See Note 2 – Summary of Significant Accounting Policies – Organizational, Offering and Related Costs.

As of December 31, 2019 and 2018, the Company owed its Manager approximately $6,000 and $806,000, respectively, in deferred offering costs. As of December 31, 2019 and December 31, 2018, approximately $739,000 and $384,000, respectively, of offering costs were amortized against equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offering. As of December 31, 2019 and 2018, the Company did not owe its Manager any additional funds outside of offering costs.

The Company paid the Manager a monthly asset management fee of one-twelfth of 1.25% based on the average investment value of our assets until October 31, 2019. After October 31, 2019, the monthly asset management fee is based on the total equity value, which equals (a) our then-current NAV per share, as determined by our board of directors, multiplied by (b) the number of shares of our common stock then outstanding. During the years ended December 31, 2019 and 2018, approximately $219,000 and $128,000, respectively, was charged by our Manager, of which approximately $35,000 and $21,000, respectively, is outstanding as of December 31, 2019 and as of 2018.

Realty Mogul, Co. and affiliates

If the Company has insufficient funds to acquire all or a portion of an investment, then it may obtain a related party loan from an RM Originator or one of its affiliates on commercially reasonable terms. Our charter authorizes us to enter into related party loans. Related party loans would require prior approval from the Board. However, neither Realty Mogul, Co. nor its affiliates are obligated to make a related party loan to the Company at any time. See Note 6 ─ Borrowings.

For the year ended December 31, 2019 and 2018, the Company and its equity method investees paid an aggregate of $101,925 and $703,287, respectively, to affiliates of Realty Mogul, Co. for syndication fees, which are netted against the respective equity.

Certain affiliates of Realty Mogul Co. are entitled to receive a buyer’s broker fee for sourcing real estate transactions on our behalf. A portion of this fee may be paid to personnel affiliated with our Manager, including Ms. Helman and Mr. Schoellhammer, for their roles in sourcing the investment opportunity. For the year ended December 31, 2019, a buyer’s broker fee of $443,000 was paid to an affiliate of Realty Mogul Co. in connection with the acquisition of Terrace Hill, of which $46,750 was paid to Mr. Schoellhammer.

In 2017, an entity managed by an affiliate of Realty Mogul, Co. acquired a 24% noncontrolling interest in Vinegar Hill Asset, LLC. The entity’s equity investment in Vinegar Hill was approximately $2,070,000, as of both December 31, 2019 and 2018.

In 2017, an entity managed by an affiliate of Realty Mogul, Co. acquired a 27% noncontrolling interest in Travertine North Park Investors, LLC. The entity’s equity investment in Travertine was approximately $1,670,000, as of both December 31, 2019 and 2018.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 44% noncontrolling interest in Avon Place Apartments. The entity’s equity investment in Avon Place Apartments was approximately $3,500,000 and $3,000,000, respectively, as of December 31, 2019 and 2018.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 50% interest in Villas del Mar. The entity’s equity investment in Villas del Mar was approximately $1,860,000 as of both December 31, 2019 and 2018.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 61% interest in Tuscany at Westover Hills. The entity’s equity investment in Tuscany at Westover Hills was approximately $2,360,000 as of both December 31, 2019 and 2018.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 54% interest in Plano Multifamily Portfolio. The entity’s equity investment in Plano Multifamily Portfolio was approximately $1,750,000 as of both December 31, 2019 and 2018.

In 2019, an entity managed by our Manager acquired an approximate 47% interest in Terrace Hill. The entity’s equity investment in Terrace Hill was approximately $2,950,000 as of December 31, 2019.

F-18

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

RM Sponsor, LLC, Stockholder and Sponsor

RM Sponsor, LLC is a stockholder of the Company and holds 10,000 shares of our common stock as of both December 31, 2019 and 2018.

Joint Venture Partners and Affiliates

For the years ended December 31, 2019 and 2018, the Company incurred an aggregate of $382,290 and $773,684, respectively, to its joint venture partners or other affiliates of its consolidated joint ventures for management, acquisition and guaranty fees, of which $288,315 and $245,668, respectively, are included in real estate expenses on the consolidated statements of operations and liabilities of $93,975 and $528,016, respectively, are included in the consolidated balance sheets.

For the years ended December 31, 2019 and 2018, the equity method investments incurred an aggregate of $88,544 and $621,599, respectively, to its affiliates for management fees and acquisition fees, of which $52,445 and $53,209, respectively, are included in the statements of operations of the equity method investments and $36,098 and $568,390, respectively, are capitalized on the balance sheet of the equity method investments. See equity method investments in Note 4.

Executive Officers of our Manager

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age*	Position
Jilliene Helman	33	Chief Executive Officer and Chief Financial Officer
Eric Levy	33	Vice President, Portfolio Manager
Ayla Nazli	38	Chief Compliance Officer and Secretary
Michael Schoellhammer	41	Managing Director

Jilliene Helman has served as our Chief Executive Officer since our inception and our Chief Financial Officer since October 31, 2018.

Eric Levy has served as Portfolio Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017.

Ayla Nazli has served as Secretary and Chief Compliance Officer of our Manager, and as Secretary, Chief Compliance Officer, and Vice President, Legal of Realty Mogul, Co., since January 2020.

Michael Schoellhammer has served as Manager Director of our Manager since October 2019 and as Managing Director of Realty Mogul, Co. since August 2016.

Note 9 – Stock Award

We pay to each of our independent directors a retainer of 1,000 shares of our common stock per year, plus an additional retainer of 500 shares of our common stock to the chairman of the audit committee. If a non-independent director is also an employee of the Company or our Manager or its affiliates, we will not pay compensation for services rendered as a director. For the year ended December 31, 2019, we issued 1,000 shares to our Portfolio Manager and for the year ended December 31, 2018, we issued 2,500 shares to our independent directors. Compensation expense in the amount of $10,000 and $25,000, respectively, was recorded in 2019 and 2018, based on the original offering price of $10 per share, which approximates fair value.

Note 10 – Economic Dependency

Under various agreements, the Company has engaged or will engage RM Adviser, LLC and its affiliates to provide certain services to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s shares of our common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon RM Adviser, LLC and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 11 – Commitments and Contingencies

Legal Proceedings

As of both December 31, 2019 and 2018, we were not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

F-19

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 12 – Subsequent Events

Events that occur after the balance sheet date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the consolidated balance sheet date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 29, 2020, the date the consolidated financial statements were available to be issued, and noted no events that provided evidence of conditions that existed on the balance sheet date that were not properly recorded.

Subsequent to the balance sheet date, the effects of the COVID-19 virus began impacting many aspects of the U.S. economy. The Company recognized that COVID-19 may have an adverse impact on its business and investments; however, as of April 29, 2020, there were no quantifiable measurements of adverse effects on the Company’s business or investments.

Travertine North Park Investors, LLC

On January 17, 2020, Travertine North Park Investors, LLC refinanced its existing mortgage loan with a new mortgage loan in the amount of $21,852,000. We received proceeds of $1,953,500 related to such refinance.

Plano CRP Portfolio, LLC

On April 1, 2020, Plano CRP Portfolio, LLC refinanced its existing mortgage loan with a new mortgage loan in the amount of $12,965,000. We received proceeds of $448,964 related to such refinance.

Offering Proceeds

As of April 25, 2020, we had raised total gross offering proceeds of approximately $27,743,000 from settled subscriptions and issued an aggregate of approximately 2,762,000 shares of our common stock, with additional subscriptions for an aggregate of 2,538 shares of our common stock, representing additional potential gross offering proceeds of approximately $26,000, that have been accepted by us but not settled. Assuming the settlement for all subscriptions received, as of April 25, 2020, approximately $22,231,000 in shares of our common stock remained available for sale to the public pursuant to the Offering.

Distributions

On December 27, 2019, our board of directors authorized a daily cash distribution of $0.0012811475 per share of the Company’s common stock to stockholders of record as of the close of business on each day of the period commencing January 1, 2020 and ending on March 31, 2020. The distribution was scheduled to be paid on or about April 15, 2020. The aggregate amount of cash distributed and distributions reinvested related to the distribution period was $111,816 and $192,963, respectively.

F-20

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Item 8. Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Articles of Amendment and Restatement of MogulREIT II, Inc. (Incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A/A, filed on August 4, 2017)
2.2	Amended and Restated Bylaws of MogulREIT II, Inc. (Incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)
4.1	Form of Subscription Package (Incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
4.2	Distribution Reinvestment Plan (Incorporated by reference to Exhibit 4.2 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
6.1	Form of Management Agreement between MogulREIT II, Inc. and RM Adviser, LLC (Incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
6.2	Amendment to Management Agreement between MogulREIT II, Inc. and RM Adviser, LLC (Incorporated by reference to Exhibit 6.2 to the Company’s Post-Qualification Amendment to the Offering Statement on Form 1-A, filed on December 20, 2019)
6.3	Agreement of Limited Partnership of MogulREIT II Operating Partnership, L.P. (Incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
6.4	Form of License Agreement between MogulREIT II, Inc. and Realty Mogul, Co. (Incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
6.5	Form of Master Technology and Services Agreement among RM Technologies, LLC, RM Sponsor, LLC and MogulREIT II, Inc. (Incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
15.1	Draft offering statement previously submitted by or on behalf of the issuer pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)
15.2	Non-public correspondence submitted by or on behalf of the issuer pursuant to Rule 252(d)
15.3	Draft amended offering statement previously submitted by or on behalf of the issuer pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)
15.4	Non-public correspondence submitted by or on behalf of the issuer pursuant to Rule 252(d)
15.5	Non-public correspondence submitted by or on behalf of the issuer pursuant to Rule 252(d)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 29, 2020.

MogulREIT II, Inc.

By:	/s/ Jilliene Helman
Name:	Jilliene Helman
Title:	Chief Executive Officer, Chief Financial Officer, President and Secretary

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jilliene Helman	Chief Executive Officer, Chief Financial Officer, President, and Secretary and Director	April 29, 2020
Jilliene Helman	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

*	Director	April 29, 2020
Flynann Janisse

*	Director	April 29, 2020
Louis S. Weeks III

*By:	/s/ Jilliene Helman
Jilliene Helman, Chief Executive Officer, Attorney-in-fact